Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
RECORD SECOND QUARTER 2013 RESULTS

September 17, 2013 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (“FI” or the “Company”) today reported record quarterly total revenues from continuing operations of $293.0 million and record quarterly net income of $141.9 million or $1.19 per share for the quarter ended June 30, 2013, based on 119,024,000 shares outstanding. For information regarding the calculation of net income per share, please see "Initial Public Offering" below. Net income of $141.9 million includes $40.9 million from discontinued operations.

The Company raised $759.0 million of gross proceeds in its initial public offering ("IPO") of common stock, par value €0.01, which closed August 14, 2013. In connection with the IPO, the Company listed its common stock on the New York Stock Exchange and trading commenced on August 9, 2013.

Second Quarter 2013 Highlights

•	Revenue grew by 26.0% compared to the first quarter of 2013 and 11.5% compared to the second quarter of 2012

◦	Services revenue was $234.6 million, up 14.0% compared to the first quarter of 2013 and up 7.8% compared to the second quarter of 2012

◦	Products revenue was $58.3 million, up 118.4% compared to the first quarter of 2013 and up 29.5% compared to the second quarter of 2012

•	Adjusted EBITDA totaled $128.1 million, also a record quarterly high, up 29.3% compared to the first quarter of 2013 and up 10.9% compared to the second quarter of 2012

•	Adjusted EBITDA margin increased to 43.7% compared with 42.6% in the first quarter of 2013 and decreased from 44.0% in the second quarter of 2012

•	Net Income from continuing operations of $101.0 million was up 41.6% compared to the first quarter of 2013 and up 13.2% compared to the second quarter of 2012

•
On June 14, 2013, FI sold a component of its Pipe and Products segment that manufactured centralizers for sales to third parties and recognized a gain on sale of $39.6 million which is included in income from discontinued operations for the three and six months ended June 30, 2013

Adjusted EBITDA and Adjusted EBITDA margin, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Adjusted EBITDA and segment data discussed below do not include income from discontinued operations.

D. Keith Mosing, Chairman, Chief Executive Officer and President commented, “I am very pleased with the record quarterly results we reported in 2013’s second quarter, which included strong revenue, Adjusted EBITDA and earnings growth, due to continuing strong demand for our services and products worldwide. Our offshore operations in the deepwater Gulf of Mexico, as well as our international offshore operations, were key contributors to our revenue and earnings growth.”

Mosing continued, “Our recent IPO has made Frank’s an even stronger company. We now have the financial strength to continue our organic growth as well as pursue select additional acquisitions that we believe will complement our current service and product offerings. Looking ahead, we see continued strong demand for our services and products for the remainder of 2013, particularly offshore both in the Gulf of Mexico and other deepwater basins worldwide.”

Segment Results

International Services
International Services revenue from external sales was $120.9 million in the second quarter of 2013, up 9.4% compared to the first quarter of 2013 and up 5.6% compared to the second quarter of 2012. Year-over-year revenue growth reflects increased service volume due to additional contracts and increased demand for FI’s services from existing customers.

Segment Adjusted EBITDA of $54.4 million was up 8.9% compared to the first quarter of 2013 and down 6.3% compared to the second quarter of 2012. Segment Adjusted EBITDA was down year-over-year mainly due to higher compensation expense, additional bad debt expense, and an increase in management fees, which were partly offset by the growth in revenue.

U.S. Services
U.S. Services revenue from external sales was $115.6 million in the second quarter of 2013, up 18.5% compared to the first quarter of 2013 and up 8.6% compared to the second quarter of 2012. The year-over-year increase was due to higher offshore services provided on production platforms, partly offset by decreases in onshore services as a result of the 10% decline in average onshore rig counts in areas in which FI operates.

Segment Adjusted EBITDA of $59.5 million was up 39.0% compared to the first quarter of 2013 and up 25.4% compared to the second quarter of 2012. Year-over-year Segment Adjusted EBITDA increased due to a higher level of services provided on offshore production platforms as well as the receipt of additional royalties and decreases in purchased product costs and field supplies. The increase was partly offset by higher compensation related costs.

Pipe and Products
Pipe and Products revenue from external sales was $56.5 million in the second quarter of 2013, up 130.3% compared to the first quarter of 2013 and up 35.4% compared to the second quarter of 2012. Year-over-year revenue growth was due primarily to a large increase in pipe sales in deepwater markets. This increase was partly offset by lower domestic pipe sale revenues as certain customers concentrated their efforts on exploratory work with plans for development projects later this year and into 2014.

Segment Adjusted EBITDA was $14.1 million, up 116.2% compared to the first quarter of 2013 and up 39.7% compared to the second quarter of 2012. The year-over-year increase was attributable to higher revenue levels, partly offset by increases in the cost of pipe.

Initial Public Offering

FI completed its IPO on August 14, 2013. The Company sold 34,500,000 shares of common stock, including 4,500,000 shares of common stock pursuant to the underwriters' option to purchase additional shares, at an offering price of $22.00 per share. After deducting underwriting discounts and commissions and offering expenses, FI received net proceeds of approximately $711.9 million. The Company used a portion of the proceeds from the IPO to repay the outstanding notes payable of $415.3 million to FWW B.V. and expects to use the remainder for general corporate purposes.

The 119,024,000 shares of common stock outstanding does not give effect to (i) 34,500,000 shares of common stock that were issued to the public in FI's IPO or (ii) restricted stock units representing approximately 3,500,000 shares of common stock that were granted to the Company's officers and employees in connection with the IPO.  In addition, following the reorganization, a portion of FI's consolidated net income will be attributable to Mosing Holdings, Inc.'s non-controlling interest in its subsidiary, Frank's International C.V. ("FICV"), which will reduce net income attributable to common stockholders. Accordingly, earnings per share ("EPS") presented in these financial statements is not reflective of pro forma EPS after giving effect to the IPO, the reorganization and tax structure for the same periods.

Capital Expenditures

FI’s 2013 capital expenditure budget is $200.3 million, of which $164.0 million is for the purchase and manufacture of equipment and $36.3 million is for the purchase or construction of facilities. The 2013 capital expenditure budget does not include any provision for acquisitions.

During the six months ended June 30, 2013 and 2012, the Company invested $87.5 million and $95.5 million, respectively, all of which were funded from internally generated funds. FI believes the remaining net proceeds from its IPO, together with cash flows from operations and additional borrowings under its credit facilities should be sufficient to fund its capital expenditure requirements for the remainder of 2013.

Dividend Policy

The Company intends to pay its stockholders quarterly dividends of $0.075 per share or $0.30 per share for the year. The Company expects to pay an initial dividend of $0.075 per share on December 19, 2013 to stockholders of record on November 29, 2013.

Liquidity

At June 30, 2013, cash and cash equivalents totaled $106.0 million while long-term debt and notes payable totaled $423.2 million. Proceeds from the IPO were used to repay outstanding notes payable of $415.3 million to FWW B.V. Following the closing of the IPO in August, cash and cash equivalents totaled approximately $408.7 million while long-term debt was approximately $0.5 million.

Immediately following repayment of the notes payable and long-term debt, FI terminated its $40.0 million and $5.0 million credit facilities and entered into a $100 million revolving credit facility that matures in August 2018 and a $100.0 million credit facility that matures in August 2014, both of which are with third-party lenders. There are no current borrowings against either facility.

Conference Call

The Company will host a conference call to discuss second quarter results on Wednesday, September 18 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time). Participants may join the conference call by dialing (855) 682-8226 (for U.S. and Canada) or (386) 218-2315 (International). The conference access code is 59333435 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company's website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for seven days until September 25, 2013 and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 59333435 for all participants. The replay will also be available in the Investor Relations section of the Company's website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company's industry and other guidance. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's prospectus filed with the SEC on August 9, 2013. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,100 employees and provides services in approximately 60 countries on six continents. The Company’s stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s web site, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin, which may be used periodically by management when discussing the Company's financial results with investors and analysts. The accompanying schedules of this news release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA and Adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because Adjusted EBITDA and Adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss and other non-cash adjustments. The Company uses Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company's management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

Contact:
Al Petrie, Investor Relations Coordinator
investor.info@franksintl.com
(713) 231-2720

FRANK'S INTERNATIONAL N.V.
COMBINED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Revenues:
Equipment rentals and services	$234,649	$205,864	$217,641	$440,513	$421,370
Products	58,326	26,709	45,048	85,035	76,413
Total revenue	292,975	232,573	262,689	525,548	497,783

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	85,895	75,277	75,808	161,172	147,974
Products	32,226	16,393	28,015	48,619	50,304
General and administrative expenses	51,987	43,925	46,115	95,912	87,481
Depreciation and amortization	19,013	17,693	16,330	36,706	31,653
(Gain) loss on sale of assets	(79)	23	(90)	(56)	105
Operating income	103,933	79,262	96,511	183,195	180,266

Other income (expense):
Other income	5,280	2,127	2,757	7,407	3,427
Interest income (expense), net	(461)	(202)	(66)	(663)	193
Foreign currency gain (loss)	(1,688)	(3,587)	(2,288)	(5,275)	338
Total other income (expense)	3,131	(1,662)	403	1,469	3,958
Income from continuing operations
before income tax expense	107,064	77,600	96,914	184,664	184,224
Income tax expense	6,081	6,303	7,719	12,384	15,394

Income from continuing operations	100,983	71,297	89,195	172,280	168,830
Income from discontinued operations	40,887	1,748	1,719	42,635	4,339

Net income	$141,870	$73,045	$90,914	$214,915	$173,169

Earnings per share - basic and diluted:
Continuing operations	$0.85	$0.60	$0.75	$1.45	$1.42
Discontinued operations	0.34	0.01	0.01	0.36	0.03
Total	$1.19	$0.61	$0.76	$1.81	$1.45

Weighted average common shares
outstanding:
Basic and diluted	119,024	119,024	119,024	119,024	119,024

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Revenue
International Services	$120,872	$110,489	$114,489	$231,361	$223,524
U.S. Services	115,612	97,557	106,482	213,169	203,302
Pipe and Products	56,491	24,527	41,718	81,018	70,957
Total	$292,975	$232,573	$262,689	$525,548	$497,783

Segment Adjusted EBITDA:
International Services	$54,423	$49,959	$58,100	$104,382	$109,915
U.S. Services	59,486	42,793	47,425	102,279	92,035
Pipe and Products	14,054	6,501	10,060	20,555	13,587
Corporate and other	184	(148)	(77)	36	(86)
Total	$128,147	$99,105	$115,508	$227,252	$215,451

FRANK'S INTERNATIONAL N.V
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	June 30,	December 31,
	2013	2012
Cash and cash equivalents	$106,007	$152,945
Working capital	121,984	114,808
Property, plant and equipment, net	471,268	426,500
Total assets	1,187,824	1,107,961
Total short-term debt	325,347	329,793
Total long-term debt	97,881	146,843
Total stockholders' equity	548,884	446,988

	Six Months Ended
	June 30,
	2013	2012

Net cash provided by operating activities	$149,954	$145,765
Net cash used in investing activities	(40,605)	(99,575)
Net cash used in financing activities	(158,771)	(46,494)
	(49,422)	(304)
Effect of exchange rate changes on cash activities	2,484	(402)
Decrease in cash and cash equivalents	$(46,938)	$(706)

FRANK'S INTERNATIONAL N.V.
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION
($ In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

Revenues	$292,975	$232,573	$262,689	$525,548	$497,783

Income from continuing operations	$100,983	$71,297	$89,195	$172,280	$168,830
Interest income (expense), net	461	202	66	663	(193)
Depreciation and amortization	19,013	17,693	16,330	36,706	31,653
Income tax expense	6,081	6,303	7,719	12,384	15,394
(Gain) loss on sale of assets	(79)	23	(90)	(56)	105
Foreign currency (gain) loss	1,688	3,587	2,288	5,275	(338)
Adjusted EBITDA	$128,147	$99,105	$115,508	$227,252	$215,451

Adjusted EBITDA margin	43.7%	42.6%	44.0%	43.2%	43.3%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Segment Adjusted EBITDA:
International Services	$54,423	$49,959	$58,100	$104,382	$109,915
U.S. Services	59,486	42,793	47,425	102,279	92,035
Pipe and Products	14,054	6,501	10,060	20,555	13,587
Corporate and other	184	(148)	(77)	36	(86)
Adjusted EBITDA Total	128,147	99,105	115,508	227,252	215,451
Interest income (expense), net	(461)	(202)	(66)	(663)	193
Income tax expense	(6,081)	(6,303)	(7,719)	(12,384)	(15,394)
Depreciation and amortization	(19,013)	(17,693)	(16,330)	(36,706)	(31,653)
Gain (loss) on sale of assets	79	(23)	90	56	(105)
Foreign currency gain (loss)	(1,688)	(3,587)	(2,288)	(5,275)	338
Income from continuing operations	$100,983	$71,297	$89,195	$172,280	$168,830

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